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                                                                    Exhibit 12.1

Northern Border Pipeline Company
Ratio of earnings to fixed charges

                                               2002     2003       2004     2005       2006
                                             -------   -------   -------   -------   -------
Fixed charges:
Interest expensed and capitalized             51,550    44,903    41,374    42,792    43,218
Estimate of interest within rental expense       276       272       236       272       287
                                             -------   -------   -------   -------   -------
Total fixed charges                           51,826    45,175    41,610    43,064    43,505
                                             -------   -------   -------   -------   -------

Earnings:
Pretax income from continuing operations     142,719   148,200   166,777   152,246   129,845
Fixed charges                                 51,826    45,175    41,610    43,064    43,505
                                             -------   -------   -------   -------   -------
Total earnings                               194,545   193,375   208,387   195,310   173,350
                                             -------   -------   -------   -------   -------
Ratio of earnings to fixed charges              3.75      4.28      5.01      4.54      3.98
                                             =======   =======   =======   =======   =======